Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Andrew Cook / Linda Ventresca	Laura Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL COMMENTS ON IMPACT OF HURRICANE CHARLEY

Pembroke, Bermuda, August 25, 2004 – AXIS Capital Holdings Limited (“AXIS Capital”)   (NYSE: AXS) today announced that the estimated net after-tax impact relating to its exposure to Hurricane Charley is expected to be between $60 - $80 million.

John Charman, AXIS Capital’s President and CEO, commented, “Our estimate is based upon the output of industry models, a review of in-force contracts and preliminary indications from clients and brokers.”

He added, “Our estimate stems from both our direct insurance business and our reinsurance portfolio, with the latter primarily incurred in our Global Reinsurance segment.  At this time, the majority of our estimate for this segment is attributable to catastrophe treaties, which we would expect for an event with the characteristics of Hurricane Charley.”

AXIS Capital Holdings Limited, 106 Pitts Bay Road, Pembroke HM 08, Bermuda

Telephone: 1-441-296-2600 • Fax: 1-441-296-3140

www.axiscapital.com

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $3.0 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

This release contains forward-looking statements within the meaning of the U.S. federal securities laws.  AXIS Capital intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws.  Forward looking statements only reflect expectations and are not guarantees.  These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations are set forth under the heading “Risk Factors” in our latest prospectus filed with the Securities and Exchange Commission.  AXIS Capital undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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